Exhibit 10.1
ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment Agreement ("Agreement") dated as of the 7th day of, June, 2010, is entered into by and between SYNORx, Inc., a Nevada, corporation with a principal address at 1062 Calle Negocio, Suite C, San Clemente, CA 92673 (“Synorx”) and ImmunoBiotics, Inc., a Florida corporation with a principal address at 1062 Calle Negocio, Suite C, San Clemente, CA 92673 (the “Company”).

WITNESSETH:

WHEREAS, Synorx owns all right, title, and interest in Chinese Patent Application No. 02820470.0 (the “Patent”).

WHEREAS, Synorx has agreed to assign all of its right, title and interest in the Patent to the Company in exchange for Six Million One Hundred Thirty Seven Thousand Five Hundred (6,137,500) shares of common stock of ImmunoBiotics, Inc. (the “Shares”).

NOW, THEREFORE, in consideration of the covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1.           Assignment of the Patent.  Synorx does hereby sell, assign and transfer unto the Company, all of its rights, title and interest in and to the Patent, whatsoever effective on and after the date hereof.  The Company does hereby consent to the assignment of the Patent and agrees to issue Synorx a stock certificate representing the Shares.

2.           Assumption of Assignment.  The Company hereby accepts the assignment of the Patent from Synorx.

3.           Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of California excluding its conflict of laws rules.

4.           Entire Agreement. This Agreement and the Transaction Documents constitutes the entire Agreement between the Parties specifically pertaining to the subject matter hereof and supersede all prior agreements and understandings of the parties specifically pertaining to the subject matter hereof.

5.           Amendment; Waiver.  No alteration, amendment, waiver, cancellation or any other change in any term or condition of this Agreement shall be valid and binding on either party unless mutually assented to in writing by both parties.  The failure of any party to enforce at any time any of the provisions of this Agreement, or the failure to require at any time performance by any party of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the ability of a party to enforce each and every such provision thereafter.  The express waiver by any party of any provision, condition or requirement of this Agreement will not constitute a waiver of any future obligation to comply with such provision, condition or requirement.

6.   Counterparts.  This Agreement may be executed in counterparts or duplicate originals, all of which shall be regarded as one and the same instrument.

7.   Captions and Headings.  The captions and headings used in this Agreement are used for convenience only and are not to be given any legal effect.

8.   Further Assurances.  The parties will, from time to time, without further consideration, do such further acts and deliver all such further assurances, deeds and documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SYNORX, INC.

By:	/s/ Thomas P. Lahey
Name: Thomas P. Lahey
Title: President

IMMUNOBIOTICS, INC.

By:	/s/ Thomas P. Lahey
Name: Thomas P. Lahey
Title: President and Chief Executive Officer

EXHIBIT A

PATENT